Exhibit 99.1

U.S. Federal Court Issues Temporary Restraining Order Against Laidlaw & Company and
its Principals Matthew Eitner and James Ahern

Court Issues Temporary Restraining Order and Associated Injunction to Prevent Laidlaw’s Continued Dissemination of False and Misleading Statements and to Protect Interests of Relmada Stockholders

NEW YORK, December 11, 2015 - Relmada Therapeutics, Inc. (OTCQB: RLMD) (“Relmada” or the “Company”), a clinical-stage company developing novel therapies for the treatment of chronic pain, today announced that the U.S. District Court for the District of Nevada has issued a temporary restraining order and associated injunction (the “Order”) to enjoin Laidlaw & Company (UK) Ltd. and its principals, Matthew Eitner and James Ahern, from “continuing to disseminate false and misleading proxy materials.”

The Court order was issued in response to the previously announced lawsuit that Relmada filed against Laidlaw and Messrs. Eitner and Ahern as a result of their dissemination of materially false and misleading information in Laidlaw’s attempt to take effective control of Relmada. Laidlaw, an investment brokerage firm, previously served as an investment banker to Relmada. Laidlaw and its principals have a history of violating U.S. financial regulations, which has resulted in numerous customer complaints, regulatory sanctions and monetary penalties.

“We are pleased that the Court recognized the merits of our request and issued this order,” said Sergio Traversa, Chief Executive Officer of Relmada. “We would prefer to focus our attention and resources on the continued development of Relmada’s product portfolio, including the development of BuTab, for which we recently announced positive study results. However, we do not believe that it is in our stockholders’ best interest to give effective control of the Company to Laidlaw and that doing so would be value destructive. This belief is evidenced by the adverse consequences related to our uplisting to NASDAQ due to the actions of Laidlaw’s principals, Messrs. Eitner and Ahern, and their previous hand-picked director Dr. Nabil Yazgi, which are detailed in our December 7 press release. We believe Laidlaw’s interests are very different from all other Relmada stockholders, and we will continue to take all appropriate actions to protect the Company and the interests of all Relmada stockholders.”

In issuing the Order, the Court found that “Relmada is likely to succeed on the merits because the False Solicitation contains material misstatements and omissions” and that “Relmada and its stockholders will suffer irreparable harm if [Laidlaw and its principals] are not enjoined from continuing to disseminate false and misleading proxy materials and required to retract or correct those materials.”

The Order will expire on December 22, 2015, when the parties will appear for a hearing before the Court.

The Order will be made available on Form 8-K, which will be filed with the Securities and Exchange Commission.

Relmada Therapeutics

W: www.relmada.com | E: info@relmada.com

About Relmada Therapeutics, Inc.

Relmada Therapeutics is a clinical-stage, publicly traded specialty pharmaceutical company developing novel versions of proven drug products together with new chemical entities that potentially address areas of high unmet medical need in the treatment of pain. The Company has a diversified portfolio of four lead products at various stages of development including d-Methadone (REL-1017) its N-methyl-D-aspartate (NMDA) receptor antagonist for neuropathic pain; topical mepivacaine (REL-1021), its orphan drug designated topical formulation of the local anesthetic mepivacaine; oral buprenorphine (REL-1028) its oral dosage form of the opioid analgesic buprenorphine; and LevoCap ER (REL-1015), its abuse resistant, sustained release dosage form of the opioid analgesic levorphanol. The Company's product development efforts are guided by the internationally recognized scientific expertise of its research team. The Company's approach is expected to reduce clinical development risks and costs while potentially delivering valuable products in areas of high unmet medical needs. For more information, please visit Relmada's website at: www.relmada.com.

Important Stockholder Information

The Company will hold its 2015 Annual Meeting of Stockholders on December 30, 2015. On November 27, 2015, the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement in connection with the Annual Meeting and the solicitation of proxies (the “2015 Proxy Statement”). The 2015 Proxy Statement contains important information about Relmada, the Annual Meeting and related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE 2015 PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The 2015 Proxy Statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, Relmada’s filings with the SEC, including the 2015 Proxy Statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from Relmada by directing a request to the Company at 757 3rd Avenue, Suite 2018, New York, New York 10017, Attention: Senior Vice President Finance and Corporate Development. Such materials are also available at ir.relmada.com/all-sec-filings.

Relmada and its directors, officers and employees are deemed to be participants in the solicitation of proxies from Relmada’s stockholders in connection with the Annual Meeting. Information regarding Relmada’s directors and executive officers, including a description of their direct and indirect interests by security holdings, is contained in the 2015 Proxy Statement and in Relmada’s 2015 Annual Report on Form 10-K filed with the SEC on September 11, 2015 (the “2015 Annual Report”).

Relmada Therapeutics

W: www.relmada.com | E: info@relmada.com

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Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. We may from time to time make written or oral statements in this letter, the proxy statements filed with the SEC communications to stockholders and press releases which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance, expected product development, product potential, future business plans and costs. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Relmada undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the risks described herein should not be considered to be a complete list.

Contacts

Investors:

Michael Becker, SVP of Finance and Corporate Development

Relmada Therapeutics Inc.

(212) 376-5776

mbecker@relmada.com

Jonathan Salzberger / Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

Media:

Barrett Golden / Nicholas Lamplough

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Relmada Therapeutics

W: www.relmada.com | E: info@relmada.com

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